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                                                                    Exhibit 99.1
                                                                    ------------

                        ALLEN GROUP SPIN-OFF COMPLETED
                        ------------------------------

         CLEVELAND, OHIO, September 29, 1995 -- The Allen Group Inc. ("Allen") announced today that the spin-off distribution of its wholly owned subsidiary, TransPro, Inc. ("TransPro"), has been completed. The effective time of the distribution and the record date is as of the close of business on Friday, September 29, 1995. One share of common stock of TransPro will be distributed for every four shares of Allen common stock owned as of the record date. Certificates for shares of TransPro common stock will be mailed to Allen stockholders on or about October 10, 1995.
         TransPro has been approved for trading on the New York Stock Exchange under the symbol "TPR" and "when issued" trading commenced on Friday, September 29, 1995.
         TransPro is comprised of three independent operating units that supply heat transfer and fabricated metal products to OEM's of trucks, vans and other industrial products and to the automotive and truck aftermarkets. These include Allen's former Crown and G&O Manufacturing Company divisions, together with GO/DAN Industries ("GO/DAN"). Allen previously owned 50% of GO/DAN and, in connection with the spin-off, GO/DAN has redeemed the remaining ownership interest from the prior joint venture partner. TransPro is headquartered in New Haven, Connecticut.
         The Allen Group (NYSE symbol - ALN) is a leading supplier to the worldwide two-way wireless communications marketplace of systems expansion, site management products and antennas; provides frequency planning, systems engineering services and design







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programs to current and emerging wireless markets; and operates centralized automotive emissions inspection programs.


For further information contact:  Robert A. Youdelman
                                  (Allen Group)
                                  216-765-5820

                                         -  or  -

                                  John C. Martin III
                                  (TransPro)
                                  203-562-5121